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EXHIBIT 2

STOCKHOLDERS' AGREEMENT

        THIS STOCKHOLDERS' AGREEMENT (this "Agreement") is made and entered into as of                            , 2002 by and among (i) Sector Communications, Inc., a Nevada corporation (the "Company"), and (ii) the stockholders of the Company identified on the signature page hereto and any person who subsequently acquires Shares who becomes a party to this Agreement (each a "Stockholder" and collectively the "Stockholders").

RECITALS

        A. Pursuant to that certain Agreement and Plan of Merger, dated January 14, 2002, by and among the Company, eModel, Inc., a Delaware corporation ("eModel"), and the other parties named therein (the "Merger Agreement"), the shareholders of eModel have become stockholders of the Company.

        B. This Agreement is being entered into as a condition of the Merger Agreement.

        C. In connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Stockholders have agreed to provide for the future voting of their shares of the Common Stock and Preferred Stock (each as defined in Section 1) and for the restrictions on such shares.

        NOW, THEREFORE, the parties hereby agree as follows:

  1. Definitions.

        (a)  The term "Common Stock" means the common stock, par value $0.001 per share of the Company.

        (b)  The term "person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

        (c)  The term "Preferred Stock" means the Company's Series C Convertible Preferred Stock issued pursuant to the Merger Agreement.

        (d)  The term "Shares" means the Common Stock and Preferred Stock held or beneficially owned by a Stockholder, and (i) any Shares resulting from any subdivision of Shares, (ii) any Shares paid as a dividend with respect to Shares, and (iii) any other securities issuable with respect to Shares without consideration or into which Shares are transformed as the result of a merger, consolidation, or recapitalization.

        (e)  The term "Transfer" shall mean any sale, assignment, bequest, donation, pledge, encumbrance, or other transfer of Shares, including any transfer by operation of law, and "Transferee" shall mean a person who subsequently acquires Shares from any Stockholder (excluding Jefferson Trust).

  2. Restrictions on Transfer of Hadid Shares.

        (a)  Mohamed Hadid, Graye Capital, Ltd., a British Virgin Islands corporation, Fortune Multimedia, Ltd., a British Virgin Islands corporation, and Homesite Capital, Ltd., a British Virgin Islands corporation (collectively, the "Hadid Group") shall not Transfer any Shares except as permitted by this Agreement, and any Transfer that does not comply with this Agreement shall be void. The Company shall not recognize as a stockholder of the Company any person who has acquired Shares from any of the Hadid Group other than as provided for in this Agreement (including, without limitation, a pledgee or secured party), shall not issue dividends to any such person, and shall not permit any such person to vote any such Shares.

        (b)  Any of the Hadid Group may Transfer Shares, subject to applicable federal and state securities laws, at anytime if prior to such Transfer each of The Jefferson Trust ("Jefferson Trust"), The Paramount Trust ("Paramount Trust"), The Morgan Trust ("Morgan Trust") and Richard J. Walk either (i) do not hold or beneficially own any Shares or (ii) have sold some or their respective Shares with gross individual proceeds of at least $5,000,000; provided, however, for so long as Jefferson Trust holds or beneficially owns Shares, any person who has acquired Shares from any of the Hadid Group shall be required to become a party to this Agreement as a Stockholder and member of the Proxy Group (defined below).

  3. Irrevocable Proxy; Voting Agreement or Trust; Board of Directors.

        (a)  Proxy. Subject to Section 3(d), each of the Hadid Group and the other stockholders of the Company who become a party hereto pursuant to Section 3(c) (collectively, the "Proxy Group") hereby grant each of Jefferson Trust, Paramount Trust and Morgan Trust (each, a "Trust" and collectively, the "Trusts") a separate irrevocable proxy coupled with an interest with respect to each of the Proxy Group's respective Shares, apportioned in whole shares as equal as practicable among the Trusts, and do hereby constitute, appoint and authorize each of the Trusts as proxy with full powers of substitution to act with respect to such Shares (i) in connection with votes to be cast at any annual or special meeting of the Company's stockholders and (ii) all consents to be provided with respect to any action of the Company's stockholders by written consent. Each of the Proxy Group hereby agree to execute such additional instruments and take such other actions as Jefferson Trust may reasonably request in order to affirm, perfect, or otherwise ensure the validity and enforceability of the proxies granted hereby, including, without limitation, the amendment of this Agreement and/or the execution of a new proxy in the event the Company changes its jurisdiction of incorporation.

        (b)  Voting Trust or Agreement. Upon notice from any of the Trusts that it has reasonably determined that the proxies granted in Section 3(a) are or will be unenforceable or invalid in any respect for any reason, each of the Proxy Group hereby agree to promptly enter into a voting agreement or voting trust providing the Trusts with substantially the same degree of voting power or control of the Shares as contemplated by the proxies granted in Section 3(a).

        (c)  Transferees of Shares. Any Transfer of Shares shall not be effective until the Transferee thereof has become a party to this Agreement. The term "Proxy Group" shall be deemed to include any Transferees who become a party to this Agreement.

        (d)  Termination of Proxy. The proxies granted in Section 3(a) shall terminate with respect to a Trust upon the earlier to occur of the date that such Trust no longer holds or beneficially owns any Shares or seven (7) years from the date hereof. Upon termination of proxies with respect to a Trust, the proxies granted by Section 3(a) shall be apportioned among the remaining Trusts.

        (e)  Board of Directors. The Certificate of Designation for the Preferred Stock provides that the holders of the Preferred Stock shall be entitled to elect three (3) (each a "Series C Director") of the five (5) members of the Company's Board of Directors. The Trusts agree hereby to each designate one (1) Series C Director, and the Trusts agree to vote their Shares and the proxies granted to them by the Proxy Group hereby for each Series C Director so designated. From and after the time that a Trust shall dispose of or otherwise sell of its Preferred Stock, such Trust shall no longer have the right to designate a Series C Director and the remaining Trusts shall apportion the right to designate a Series C Director as equal as possible.

  4. Legend.

        (a)  Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing Shares held or beneficially owned by each of the Hadid Group (the "Hadid Group Legend"):

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS' AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE TRANSFER AND VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS."

        (b)  Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing Shares held or beneficially owned by each of the Proxy Group but excluding the Hadid Group (the "Proxy Group Legend"):

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS' AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS."

        (c)  The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of, transfer, reissuance of otherwise), the Hadid Group Legend or the Proxy Group Legend from any such certificate and will place or cause to be placed the Proxy Group Legend on any new certificate issued to represent Shares theretofore represented by a certificate carrying either the Hadid Group Legend or the Proxy Group Legend.

  5. Miscellaneous.

        (a)  Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        (b)  Governing Law; Arbitration.

          (i)    This Agreement shall be governed by and construed under the laws of the State of Nevada without regard to conflict of law provisions thereunder.

          (ii)  Subject to Section 5(b)(iii), each party hereby stipulates and agrees that any and all disputes, controversies or claims arising out of or relating to this Agreement shall be resolved exclusively and conclusively by binding arbitration in accordance with the rules of the American Arbitration Association. The parties stipulate and agree that such arbitration shall be held in Orlando, Florida. Any award or decision as a result of such arbitration shall be final and binding upon the parties, shall not be subject to appeal and shall be enforceable by entry of a judgment by any court of competent jurisdiction.

          (iii)  Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to his or its successors or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his or its successors or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

        (c)  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (d)  Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        (e)  Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by recognized overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature pages hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

        (f)    Expenses. If any action at law or in equity or through arbitration is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

        (g)  Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Jefferson Trust, Paramount Trust and Morgan Trust and, solely with respect to amendments or waivers affecting the terms and conditions of Section 2, Richard J. Walk, to the extent they hold or beneficially own any Shares. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party hereto.

        (h)  Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

        (i)    Entire Agreement. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

[Signatures on Following Pages]

        IN WITNESS WHEREOF, the parties have executed this Stockholders' Agreement as of the date first above written.

COMPANY:	SECTOR COMMUNICATIONS, INC., a Nevada corporation
By:
Name: Mohamed Hadid Title: Chairman of the Board 1801 Century Park East 23rd Floor Los Angeles, CA 90067 Attention: Mohamed Hadid
With copy to:	Mark Tolner c/o Sector Communications, Inc. 1801 Century Park East 23rd Floor Los Angeles, CA 90067
STOCKHOLDERS:	THE JEFFERSON TRUST
By:
Name: Joan W. Randell Title: Trustee c/o Federal News Service 620 National Press Building Washington, D.C. 20045
MOHAMED HADID
Mohamed Hadid c/o Sector Communications, Inc. 1801 Century Park East 23rd Floor Los Angeles, CA 90067
THE PARAMOUNT TRUST
By:
Name: Rafiah Kashmiri Title: Trustee 16650 Royal Palm Drive Groveland, Florida 34736

THE MORGAN TRUST
By:
Name: Edward Bell Title: Trustee c/o eModel, Inc. 7001 Lake Ellenor Drive Suite 200 Orlando, FL 32809
GRAYE CAPITAL, LTD., a British Virgin Islands corporation
By:
Name: Mohamed Hadid
Title:
c/o Sector Communications, Inc. 1801 Century Park East 23rd Floor Los Angles, CA 90067 Attention: Mohamed Hadid
FORTUNE MULTIMEDIA, LTD., a British Virgin Islands corporation
By:
Name: Mohamed Hadid
Title:
c/o Sector Communications, Inc. 1801 Century Park East 23rd Floor Los Angles, CA 90067 Attention: Mohamed Hadid
HOMESITE CAPITAL, LTD., a British Virgin Islands corporation
By:
Name: Mohamed Hadid
Title:
c/o Sector Communications, Inc. 1801 Century Park East 23rd Floor Los Angles, CA 90067 Attention: Mohamed Hadid

RICHARD J. WALK
By:
8454 Cotoneaster Drive Apt. 3D Ellicott City, MD 21043

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  EXHIBIT 2
STOCKHOLDERS' AGREEMENT
RECITALS